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                                                                  Exhibit (e)(5)


                          AMENDMENT TO RIGHTS AGREEMENT

         THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of November 18, 2001, by and between GENOMICA CORPORATION, a Delaware corporation (the "Company"), and COMPUTERSHARE TRUST COMPANY, INC., as rights agent (the "Rights Agent").

         WHEREAS, the Company, Exelixis, Inc., a Delaware corporation ("Exelixis"), and a Delaware corporation and wholly owned subsidiary of Exelixis ("Merger Sub"), intend to enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") pursuant to which, among other things, Merger Sub will commence an exchange offer for shares of common stock of the Company (the "Offer") and thereafter Merger Sub will merge with the Company (the "Merger") and each remaining share of common stock of the Company will be converted into the right to receive shares of common stock of Exelixis, upon the terms and subject to the conditions of the Merger Agreement;

         WHEREAS, on November 18, 2001 the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

         WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to, and direct the Rights Agent to, supplement and amend the Rights Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein set forth, the parties agree as follows:

         1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

         2. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

         "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Exelixis, Inc., nor any of its Affiliates or Associates shall be deemed an Acquiring Person and none of the Distribution Date, the Shares Acquisition Date or a Transaction shall be deemed to occur, in each such case, by the approval, execution, delivery, announcement or performance of the Agreement and Plan of Merger and Reorganization, dated as of November 19, 2001, including any amendment or supplement thereto (the "MERGER AGREEMENT") among Exelixis, Inc., a wholly owned subsidiary of Exelixis and the Company, the announcement, pendency, commencement or consummation of the Offer (as defined in the Merger Agreement) or the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement, including the execution of the Stockholder Tender Agreements (and the irrevocable proxies attached thereto) between Exelixis, Inc. and certain stockholders of the Company. No such event shall entitle or permit


                                       1.
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         the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

         3. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

         4. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.


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                                       2.
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         IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

ATTEST:                                     GENOMICA CORPORATION


---------------------------------------     ------------------------------------
Daniel R. Hudspeth                          Teresa W. Ayers
Chief Financial Officer, Vice President     Chief Executive Officer
of Finance, Treasurer and Secretary

ATTEST:                                     COMPUTERSHARE TRUST COMPANY, INC.


By:                                         By:
   ------------------------------------        ---------------------------------

Name:                                       Name:
     ----------------------------------          -------------------------------

Title:                                      Title:
      ---------------------------------           ------------------------------





                  SIGNATURE PAGE TO RIGHTS AGREEMENT AMENDMENT